EXHIBIT 10.1
Execution Copy

CREDIT AGREEMENT
DATED AS OF December 18, 2007
among
CLARCOR INC.,
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION
as Administrative Agent
and
BANK OF AMERICA, N.A.
as Syndication Agent
and
FIFTH THIRD BANK
and
U.S. BANK, NATIONAL ASSOCIATION,
as Documentation Agents

J. P. MORGAN SECURITIES INC.
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1

ARTICLE 2. THE CREDITS	18
2.1. Commitment	18
2.2. Determination of Dollar Amounts; Termination	18
2.2.1. Determination	18
2.2.2. Termination	19
2.3. Ratable Loans	19
2.4. Types of Advances	19
2.5. Swing Line Loans	19
2.5.1. Amount of Swing Line Loans	19
2.5.2. Borrowing Notice	20
2.5.3. Making of Swing Line Loans	20
2.5.4. Repayment of Swing Line Loans	20
2.6. Commitment Fee; Reduction and Increase in Aggregate Commitment	21
2.6.1. Commitment Fee	21
2.6.2. Reduction of Commitment	21
2.6.3. Increased Commitment	21
2.7. Minimum Amount of Each Advance	23
2.8. Optional Principal Payments	23
2.9. Method of Selecting Types and Interest Periods for New Advances	23
2.10. Conversion and Continuation of Outstanding Advances	24
2.11. Method of Borrowing	25
2.12. Changes in Interest Rate, etc	25
2.13. Rates Applicable After Default	26
2.14. Method of Payment	26
2.15. Currency Regulations	26
2.16. Noteless Agreement; Evidence of Indebtedness	27
2.16.1. Lender’s Records	27
2.16.2. Administrative Agent’s Records	27
2.16.3. Prima Facie Evidence	27
2.16.4. Notes	27
2.17. Telephonic Notices	27
2.18. Interest Payment Dates; Interest and Fee Basis	28
2.19. Facility LCs	28
2.19.1. Issuance	28
2.19.2. Participations	28
2.19.3. Notice	29
2.19.4. LC Fees	29
2.19.5. Administration; Reimbursement by Lenders	29
2.19.6. Reimbursement by Borrower	30
2.19.7. Obligations Absolute	30
2.19.8. Actions of LC Issuer	31
2.19.9. Indemnification	31

i

2.19.10. Lenders’ Indemnification	32
2.19.11. Rights as a Lender	32
2.19.12. Cash Collateral	32
2.19.13. Transitional Letters of Credit	32
2.20. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	33
2.21. Lending Installations	33
2.22. Non-Receipt of Funds by the Administrative Agent	33
2.23. Market Disruption	33
2.24. Judgment Currency	34
2.25. Replacement of Lender	34
2.26. Limitation of Interest	35

ARTICLE 3. YIELD PROTECTION; TAXES	36
3.1. Yield Protection	36
3.2. Changes in Capital Adequacy Regulations	37
3.3. Availability of Types of Advances	37
3.4. Funding Indemnification	37
3.5. Taxes	37
3.5.1. No Offset for Taxes	38
3.5.2. Payment of Other Taxes	38
3.5.3. Tax Indemnity	38
3.5.4. Non-U.S. Lenders	38
3.5.5. Exception to Tax Indemnity	39
3.5.6. Additional Documentation	39
3.5.7. Administrative Agent Indemnification	39
3.6. Alternate Lending Installations; Lender Statements; Survival of Indemnity	39

ARTICLE 4. CONDITIONS PRECEDENT	40
4.1. Initial Credit Extension	40
4.2. Each Credit Extension	41

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	41
5.1. Existence and Standing	42
5.2. Authorization and Validity	42
5.3. No Conflict; Government Consent	42
5.4. Financial Statements	42
5.5. Material Adverse Change	43
5.6. Taxes	43
5.7. Litigation and Contingent Obligations	43
5.8. Subsidiaries	43
5.9. ERISA	43
5.10. Accuracy of Information	44
5.11. [Reserved.]	44
5.12. Material Agreements	44
5.13. Compliance With Laws	44

5.14. Ownership of Properties	44
5.15. Prohibited Transactions	44
5.16. Environmental Matters	44
5.17. Investment Company Act	45
5.18. Post Retirement Benefits	45
5.19. Insurance	45

ARTICLE 6. COVENANTS	45
6.1. Financial Reporting	46
6.2. Use of Proceeds	47
6.3. Notice of Default	48
6.4. Conduct of Business	48
6.5. Taxes	48
6.6. Insurance	48
6.7. Compliance with Laws	48
6.8. Maintenance of Properties	48
6.9. Inspection	49
6.10. Dividends	49
6.11. Secured Indebtedness	49
6.12. Merger	49
6.13. Sale of Assets	50
6.14. Investments and Acquisitions	50
6.15. Liens	51
6.16. Affiliates	52
6.17. Letters of Credit and Third-Party Bonds	52
6.18. Financial Covenants	52
6.18.1. Interest Coverage Ratio	52
6.18.2. Leverage Ratio	53
6.18.3. Adjustments to Financial Ratios	53
6.19. Existence; Subsidiary Guarantees	53
6.20. Change in Fiscal Year	53

ARTICLE 7. DEFAULTS	53

ARTICLE 8. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	56
8.1. Acceleration; Termination of Extensions of Facility LCs	56
8.2. Amendments	57
8.3. Preservation of Rights	58

ARTICLE 9. GENERAL PROVISIONS	58
9.1. Survival of Representations	58
9.2. Governmental Regulation	58
9.3. Headings	58
9.4. Entire Agreement	58
9.5. Several Obligations; Benefits of this Agreement	59
9.6. Expenses; Indemnification	59
9.6.1. Expenses	59

9.6.2. Indemnification	59
9.7. Numbers of Documents	60
9.8. Accounting	60
9.9. Severability of Provisions	60
9.10. Nonliability of Lenders	60
9.11. Confidentiality	61
9.12. Nonreliance	61
9.13. Disclosure	61
9.14. USA Patriot Act	61

ARTICLE 10. THE ADMINISTRATIVE AGENT	61
10.1. Appointment; Nature of Relationship	61
10.2. Powers	62
10.3. General Immunity	62
10.4. No Responsibility for Loans, Recitals, etc	62
10.5. Action on Instructions of Lenders	63
10.6. Employment of Agents and Counsel	63
10.7. Reliance on Documents; Counsel	63
10.8. Administrative Agent’s Reimbursement and Indemnification	63
10.9. Notice of Default	64
10.10. Rights as a Lender	64
10.11. Lender Credit Decision	64
10.12. Successor Administrative Agent	64
10.13. Administrative Agent and Arranger Fees	65
10.14. Delegation to Affiliates	65

ARTICLE 11. SETOFF; RATABLE PAYMENTS	65
11.1. Setoff	65
11.2. Ratable Payments	65

ARTICLE 12. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	66
12.1. Successors and Assigns	66
12.2. Participations	66
12.2.1. Permitted Participants; Effect	66
12.2.2. Voting Rights	67
12.2.3. Benefit of Certain Provisions	67
12.3. Assignments	67
12.3.1. Permitted Assignments	67
12.3.2. Consents	68
12.3.3. Effect; Effective Date	68
12.3.4. Register	68
12.4. Dissemination of Information	69
12.5. Tax Treatment	69
12.6. Prohibition Regarding Certain Transferees	69

ARTICLE 13. NOTICES	69
13.1. Notices	69

13.2. Change of Address	69

ARTICLE 14. COUNTERPARTS	69

ARTICLE 15. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	70
15.1. CHOICE OF LAW	70
15.2. CONSENT TO JURISDICTION	70
15.3. WAIVER OF JURY TRIAL	70

v

CREDIT AGREEMENT
     This Agreement, dated as of December 18, 2007 CLARCOR Inc., the Lenders and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as LC Issuer and as Administrative Agent. The parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
     As used in this Agreement:
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Adjusted EBITDA” means, as of any date of determination and without duplication: (i) Consolidated EBITDA for the four (4) fiscal quarter period ending on the last day of the most recent fiscal quarter ending on or preceding such date of determination for which the Administrative Agent has received all of the financial statements for such fiscal quarter and the compliance certificate required to be delivered to the Administrative Agent, plus (ii) Pro Forma EBITDA for Acquisitions consummated after the date hereof. Effective upon the consummation of an Acquisition, Adjusted EBITDA shall be adjusted to include Pro Forma EBITDA for the applicable target entity that has been acquired. Effective upon the consummation of any sale, lease or other disposition pursuant to Section 6.13, Adjusted EBITDA shall be adjusted by the Borrower on a pro forma basis as of the last day of the fiscal quarter for which the Borrower has delivered the financial statements required to be delivered pursuant to Section 6.1 to remove the impact (positive or negative) of the assets which are the subject of such sale, lease or other disposition pursuant to Section 6.13 have on Adjusted EBITDA.
     “Administrative Agent” means JPMorgan Chase Bank, National Association (including its branches and affiliates), in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.
     “Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

     “Affected Lender” is defined in Section 2.25.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Aggregate Commitment as of the date of this Agreement is $250,000,000.
     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
     “Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, British Pounds Sterling and Euro, and (iii) any other Eligible Currency which the Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (ii), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Australian Dollars” means the lawful currency of Australia.
     “Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the smallest unit of such currency commonly in circulation as determined by the Administrative Agent from time to time.

     “Arranger” means J.P. Morgan Securities Inc., and its successors, in its capacity as Sole Lead Arranger and Sole Bookrunner.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assuming Lender” is defined in Section 2.6.3.
     “Authorized Officer” means any of Norman E. Johnson, Chairman, President and Chief Executive Officer, Bruce A. Klein, Vice President – Finance and Chief Financial Officer, David Lindsay, Vice President-Administration of the Borrower or Richard M. Wolfson, Vice President – General Counsel and Secretary, acting singly.
     “Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means CLARCOR Inc., a Delaware corporation, and its successors and assigns.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.9.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euros, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP consistently applied.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP consistently applied.
     “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $200,000,000, (v) investments in tax-exempt bonds rated Aa by Moody’s or AA by S&P (or having comparable short-term ratings) maturing (or subject to tender at the option of the holder) within 181 days and (vi) money market funds offered by any of the Lenders so long as such funds are rated AAA by Moody’s or Aaa by S&P; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
     “Change” is defined in Section 3.2.
     “Change in Control” means:
          (a) The acquisition (other than from the Borrower) by any person, entity, or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Borrower’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change in Control shall be deemed to have occurred for any acquisition by any Person with respect to which, following such acquisition, more than 60% of the combined voting power of the then outstanding voting securities of such Person entitled to vote generally in the election of directors (or the equivalent) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock or the combined voting power of the Borrower’s then outstanding voting securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Borrower’s then outstanding Common Stock and then outstanding voting securities, as the case may be; or
          (b) Individuals who, as of the date hereof, constitute the board of directors of the Borrower (as of the date hereof “Incumbent Board”) cease for any reason to constitute at least a majority of such board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Borrower) shall be, for purposes of this Credit Agreement, considered as though such person were a member of the Incumbent Board; or
          (c) Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Borrower immediately prior to the reorganization, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote generally in the election of directors (or the equivalent) of the reorganized, merged or consolidated company’s then outstanding voting securities, or shareholder approval of a liquidation of dissolution of the Borrower or of the sale of all or substantially all of the assets of the Borrower.

     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise established or modified from time to time pursuant to the terms hereof.
     “Commitment Fee” is defined in Section 2.6.1.
     “Commitment Increase” is defined in Section 2.6.3.
     “Commitment Increase Date” is defined in Section 2.6.3.
     “Common Stock” means the common stock, par value $1 per share, of the Borrower.
     “Computation Date” is defined in Section 2.2.
     “Consolidated EBIT” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determined Consolidated Net Income, (i) Consolidated Net Interest Expense, (ii) provision for income taxes and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.
     “Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Net Interest Expense, (ii) provision for income taxes, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.
     “Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.
     “Consolidated Indebtedness” means at any time the aggregate dollar amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding at such time, calculated on a consolidated basis as of such time in accordance with GAAP.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

     “Consolidated Net Interest Expense” means, with reference to any period, the interest expense, net of interest income, of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
     “Consolidated Net Worth” means at any time the stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Country Risk Event” means:
     (i) any law, action or failure to act by any Governmental Authority in the Borrower’s or Letter of Credit beneficiary’s country which has the effect of:
     (a) changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the LC Issuer, the Lenders or the Administrative Agent,
     (b) changing the ownership or control by the Borrower or Letter of Credit beneficiary of its business, or
     (c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;
     (ii) force majeure; or
     (iii) any similar event

     which, in relation to (i), (ii) and (iii), directly or indirectly prevents or materially restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the LC Issuer and freely available to the Administrative Agent or the LC Issuer.
     “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.
     “Default” means an event described in Article 7, provided that any requirement for the giving of notice (and, if applicable, an opportunity to cure), the lapse of time or both has been satisfied.
     “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of such amount if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.2.
     “Dollars” and “$” means the lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the reasonable determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article 2.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of any Hazardous Material.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.
     “Eurocurrency” means any Agreed Currency.
     “Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.
     “Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.
     “Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the product of (a) the Eurocurrency Reference Rate applicable to such Interest Period, multiplied by (b) the Statutory Reserve Rate, plus (ii) in the case of Loans by a Lender from its office in the United Kingdom, the Mandatory Cost, plus (iii) the Applicable Margin.
     “Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in the applicable Agreed Currency as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on) the first day of such Interest Period, and having a maturity equal to such Interest Period.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Existing Credit Agreement” means the Credit Agreement dated as of April 8, 2003 among the Borrower, the banks party thereto, and Bank One, NA as Administrative Agent.
     “Facility LC Application” is defined in Section 2.19.3.
     “Facility LC” is defined in Section 2.19.1.
     “Facility LC Collateral Account” is defined in Section 2.19.12.
     “Facility Termination Date” means December 18, 2012.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, together with any other accounting principles as are approved by or acceptable to the SEC.
     “Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means each Domestic Subsidiary of the Borrower that executes and delivers to the Administrative Agent a Subsidiary Guarantee Agreement in the form of Exhibit F hereto along with the accompanying closing documents required by Sections 4.1(a) through 4.1(d) hereof.
     “Guaranty” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the maximum aggregate amount of the obligation guaranteed or such lesser amount to which the maximum aggregate potential liability of the guarantor shall have been specifically limited.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all other hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, regulated pursuant to any Environmental Law.
     “Highest Lawful Rate” means the maximum rate of interest which the Lenders are allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

     “Increasing Lender” is defined in Section 2.6.3.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
     (i) all obligations of such Person for borrowed money;
     (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses in the ordinary course of business);
     (iv) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (v) Capitalized Lease Obligations; and
     (vi) all Guaranty obligations and Contingent Obligations of such Person in respect of any of the foregoing.
     “Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three, six, nine or twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
     “LC Fee” is defined in Section 2.19.4.
     “LC Issuer” means JPMorgan Chase Bank, National Association, in its capacity as issuer of Facility LCs hereunder, and any other Lender who issues a Facility LC hereunder upon the written request of the Borrower with the approval of the Administrative Agent (such approval not to be withheld or delayed unreasonably).
     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount available under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Payment Date” is defined in Section 2.19.5.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective branches, affiliates, successors and assigns. Unless otherwise specified, the term “Lenders” includes JPMorgan Chase Bank, National Association in its capacity as Swing Line Lender.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on Schedule 4 or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.21.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Leverage Ratio” means the ratio of Consolidated Funded Indebtedness to Adjusted EBITDA.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means a Revolving Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, the Facility LC Applications, the Subsidiary Guarantee Agreements and any Notes issued pursuant to Section 2.16.
     “Mandatory Cost” is described in Schedule 5.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.
     “Material Indebtedness” means Indebtedness in an outstanding principal amount of $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Material Plan” is defined in Section 7.11.
     “Modify” and “Modification” are defined in Section 2.19.1.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “National Currency Unit” means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.
     “New Money Credit Event” means with respect to the LC Issuer, any increase (directly or indirectly) in the LC Issuer’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to the Borrower or any Governmental Authority in the Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in the Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request of a Governmental Authority in respect of external indebtedness of borrowers in the Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Obligations outstanding prior to such increase.
     “Non-U.S. Lender” is defined in Section 3.5.4.
     “Note” is defined in Section 2.16.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on all Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.
     “Original Currency” is defined in Section 2.14.2.
     “Other Taxes” is defined in Section 3.5.2.
     “Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

     “Participants” is defined in Section 12.2.1.
     “Payment Date” means the last day of each calendar quarter.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Industrial Revenue Bond Liabilities” means liabilities (including, without limitation, reimbursement obligations on letters of credit) of the Borrower and its Subsidiaries aggregating not more than $40,000,000 at any one time outstanding in respect of industrial revenue bond issues constituting long-term Indebtedness which finance additions to or improvements in plant, property or equipment of the Borrower or any Subsidiary secured (if at all) by no Property of the Borrower or any Subsidiary other than the fixed assets so acquired or improved, replacements thereto and intangible property related specifically thereto.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means a defined benefit pension plan within the meaning of Title IV of ERISA as to which the Borrower or any member of the Controlled Group may have any liability.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase Bank, National Association or its parent (which is not necessarily the lowest rate charged by JPMorgan Chase Bank, National Association or its parent to any customer) changing when and as said prime rate changes.
     “Pro Forma EBITDA” means, with respect to any Acquisition, the amount of the Target EBITDA of such Acquisition for the most recent trailing four (4) fiscal quarter period ending as of the last day of the fiscal quarter preceding the closing of the Acquisition for which financial statements are available, adjusted as provided herein. Such amount shall be determined by the Borrower and shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld), based upon and derived from financial information delivered to the Administrative Agent in connection with the consummation of such Acquisition. In each instance, the historical Target EBITDA of such target shall be adjusted by: (x) verifiable cost savings attributable to operating efficiencies reasonably expected to be realized by such Person or assets so acquired as operated and controlled by the Borrower or by a Subsidiary of the Borrower (to the extent not already added back into the calculation of Target EBITDA) and (y) an amount which gives effect to the prorating of any year end adjustments made to the most recent annual financial statements of such Person or assets and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Borrower, and must be consented to by the Administrative Agent (which consent will not be unreasonably withheld). After the closing of such Acquisition and unless otherwise agreed by the Administrative Agent and the Borrower, Pro Forma EBITDA with respect thereto shall be multiplied by a fraction the numerator of which is three hundred sixty five (365) less the number of days after the closing of the Acquisition included in any period for which financial statements have been delivered and the denominator of which is three hundred sixty five (365).

     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers” is defined in Section 12.3.1.
     “Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower or any Subsidiary and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Register” is defined in Section 12.3.4.
     “Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.
     “Reports” is defined in Section 9.6.

     “Required Lenders” means Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Outstanding Credit Exposure.
     “Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
     “S&P” means Standard and Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “SEC” means the United States Securities and Exchange Commission, together with any successor agency responsible for the administration and enforcement of the Securities Act of 1933 and the Exchange Act, as amended from time to time.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Secured Indebtedness” means any Indebtedness secured by a Lien.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “Stated Rate” is defined in Section 2.26.
     “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Guarantee Agreement” means the agreement in the form of Exhibit F hereto executed by a Subsidiary whereby it acknowledges it is party thereto as a Guarantor.
     “Substantial Portion” means, (A) for purposes of Section 6.13, Property of the Borrower and its Subsidiaries which represents more than the lesser of (i) 25% of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or Property which is responsible for more than 25% of the consolidated net sales of the Borrower and its Subsidiaries, in either case, in any fiscal year during the term of this Agreement or (ii) $225,000,000 of Property of the Borrower and its Subsidiaries (determined in accordance with GAAP) during the term of this Agreement and (B) for purposes of Sections 7.7, 7.8 and 7.9, $225,000,000 of Property of the Borrower and its Subsidiaries (as determined in accordance with GAAP).
     “Swing Line Borrowing Notice” is defined in Section 2.5.2.
     “Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $20,000,000 at any one time outstanding.
     “Swing Line Lender” means JPMorgan Chase Bank, National Association or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
     “Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.
     “Target EBITDA” means, with respect to any Person or assets acquired pursuant to an Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries (or attributable to such assets) calculated on a consolidated basis for such period in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries (or attributable to such assets) as described above, (i) the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) only those synergies or cost savings that are based on contractual rights and that are fully realized within ninety (90) days after the consummation of such Acquisition, and (vi) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings arising out of or relating to the Loan Documents, the Obligations or any payments made in respect of the Obligations, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Transferee” is defined in Section 12.4.

     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the actuarial assumptions set forth in Note I to the financial statements referred to in Section 5.4.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.
     “Wholly Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE 2.
THE CREDITS
     2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Advances to the Borrower in Agreed Currencies and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that (a) all Floating Rate Advances shall be made in Dollars and (b) after giving effect to the making of each such Advance and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Pro Rata Share of the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
     2.2. Determination of Dollar Amounts; Termination.
          2.2.1. Determination. The Administrative Agent will determine the Dollar Amount of:

(a)	each Advance to be made hereunder in an Agreed Currency other than Dollars as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and

(b)	all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrower shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.
          2.2.2. Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations, including without limitation all Swing Line Loans, shall be paid in full by the Borrower on the Facility Termination Date.
     2.3. Ratable Loans. Each Advance (other than a Swing Line Loan) hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.
     2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.
     2.5. Swing Line Loans.
          2.5.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that, at Administrative Agent’s option, the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Pro Rata Share of LC Obligations exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

          2.5.2. Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan, which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.
          2.5.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.
          2.5.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article 13. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Advances and thereafter may be continued as Floating Rate Advances or converted into Eurodollar Advances in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article 2. Unless a Lender notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstance, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Lender’s Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
     2.6. Commitment Fee; Reduction and Increase in Aggregate Commitment.
          2.6.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, according to its Pro Rata Share, a Commitment Fee (“Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on the daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable quarterly in arrears on the last day of each of March, June, September and December during the Term hereof and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender’s Commitment for purpose of calculating the Commitment Fee due hereunder.
          2.6.2. Reduction of Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000 (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least one Business Day’s written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the then Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. For purposes of calculating the Commitment Fee hereunder, the principal amount of each Credit Extension made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Credit Extension as determined on the most recent Computation Date with respect to such Credit Extension.
          2.6.3. Increased Commitment.
               (a) The Borrower, may at any time, by written notice to the Administrative Agent, propose that the total Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), and promptly thereafter the Administrative Agent shall specify each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an increased or additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Facility Termination Date; provided that:
(i)	that the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000;

(ii)	immediately after giving effect to such Commitment Increase, the Aggregate Commitments hereunder shall not exceed $350,000,000;

(iii)	no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase;

(iv)	the representations and warranties contained in this Agreement shall be true and correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
               (b) The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:
(i)	the Administrative Agent shall have received on or prior to 9:00 a.m., Chicago time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in this Section 2.6.3 has been satisfied;

(ii)	with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., Chicago time, on such Commitment Increase Date, an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Assuming Lender shall, effective as of such Commitment Increase Date, undertake a Commitment, duly executed by such Assuming Lender and the Borrower and acknowledged by the Administrative Agent; and

(iii)	each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., Chicago time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.
               (c) Upon its receipt of confirmation from an Increasing Lender that it is increasing its Commitment hereunder together with the certificate referred to in Section 2.6.3(b)(i)

above, the Administrative Agent shall (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Borrower. Upon its receipt of an agreement referred to in Section 2.6.3(b)(ii) above executed by an Assuming Lender, together with the certificate referred to in Section 2.6.3(b)(i) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.
               (d) In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in Sections 2.6.3(b)(i) through (b)(ii) above shall have occurred by 9:00 a.m., Chicago time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system. On the date of such Commitment Increase, the Borrower shall (i) prepay the outstanding Advances (if any) and any Swing Line Loan (if any) in full, (ii) simultaneously borrow new Advances hereunder in an amount equal to such prepayment, so that, after giving effect thereto the Advances are held ratably by the Lenders in accordance with the respect Commitments of such Lenders (after giving effect to such Commitment Increase and any Lender’s Pro Rata Share of any LC Obligation) and (iii) pay to the Lenders the amounts, if any, payable under Section 3.4.
     2.7. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.
     2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Days’ prior notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may at any time prior to the last day of the Interest Period, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, pay all outstanding Eurocurrency Advances or any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Administrative Agent.
     2.9. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00

a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance, three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars (provided, however, in the case of each Eurocurrency Advance to be made by the Lenders from their offices in the United Kingdom, the Borrower shall also provide telephonic or written notice concurrently to J.P. Morgan Europe Limited, 125 London Wall, London EC24 5AJ, Attn: Loans Agency, Fax: 44-207-777-2360, Telephone: 44-207-777-2352/2355, Attn: Agency Department), specifying:
(a)	the Borrowing Date, which shall be a Business Day, of such Advance,

(b)	the aggregate amount of such Advance,

(c)	the Type of Advance selected, and

(d)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.
     2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:
(a)	each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (i) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (ii) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

(b)	each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (i) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (ii) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.
Subject to the terms of Section 2.10, the Borrower may elect from time to time to convert all or any part of an Advance of any Type (other than a Swing Line Loan) into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:
(a)	the requested date, which shall be a Business Day, of such conversion or continuation, and

(b)	the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.
     2.11. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article 13 and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article 4 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.
     2.12. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the

Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
     2.13. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.
     2.14. Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (a) with respect to Floating Rate Advances and Eurocurrency Advances denominated in Dollars, its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (b) with respect to Eurocurrency Advances denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. The Administrative Agent is hereby authorized to charge any account of the Borrower maintained with JPMorgan Chase Bank, National Association or any of its Affiliates for each payment, in the case of principal, one day after it becomes due hereunder, in the case of interest, five days after it becomes due hereunder and, in the case of fees, five days after it becomes due hereunder.
     2.15. Currency Regulations. Notwithstanding the foregoing provisions of Section 2.14, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the

Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.
     2.16. Noteless Agreement; Evidence of Indebtedness.
          2.16.1. Lender’s Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          2.16.2. Administrative Agent’s Records. The Administrative Agent shall maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          2.16.3. Prima Facie Evidence. The entries maintained in the accounts maintained pursuant to Sections 2.16.1 and 2.16.2 above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
          2.16.4. Notes. Any Lender may request that its Loans be evidenced by a promissory note, or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.16.1 and 2.16.2 above.
     2.17. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.18. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Floating Rate Advances and Advances denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.19. Facility LCs.
          2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit denominated in Agreed Currencies (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify”, and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed the Dollar Amount of $100,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment; provided, however, if the LC Issuer is requested to issue Letters of Credit with respect to a jurisdiction the LC Issuer deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Borrower shall, at the request of the LC Issuer, guaranty and indemnify the LC Issuer against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the LC Issuer. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date unless the Borrower has provided cash collateral as provided in Section 2.19.12 and (y) two years after its issuance, provided that any Facility LC may provide for the renewal thereof for additional periods.
          2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
          2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC, the Agreed Currency applicable thereto and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4 (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be reasonably satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
          2.19.4. LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a one-time letter of credit fee in an amount equal to the percentage rate per annum identified as the LC Fee in the Pricing Schedule, applied to the initial stated amount (or, with respect to a Modification of any such Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the last day of each calendar quarter prior to its expiry date (each such fee described in this sentence an “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a one-time fronting fee in an amount equal to the lesser of (i) 0.125% of the initial stated amount (or, with respect to a Modification of any such Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof or (ii) an amount agreed to by the LC Issuer, and (y) reasonable and customary documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.
          2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.
          2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date in Dollars the Dollar Amount equal to any amounts to be paid by the LC Issuer upon any drawing under any Facility LC (or if the LC Issuer shall elect in its sole discretion by notice to the Borrower, in such other Agreed Currency paid by the LC Issuer), without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article 4), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
          2.19.7. Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.
          2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
          2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.
          2.19.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
          2.19.11. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
          2.19.12. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, following the occurrence and during the continuance of a Default and upon the request of the Required Lenders or upon payout or termination of this Agreement in full in cash, the Borrower shall, on the third (3rd) Business Day after it receives Administrative Agent’s demand or as required pursuant to Section 8.1, deliver to the Administrative Agent for the benefit of the Lenders and the LC Issuer, cash, or other collateral of a type reasonably satisfactory to the Required Lenders, having a value, as reasonably determined by such Lenders, equal to one hundred five percent (105%) of the aggregate amount of its outstanding L/C Obligations. Any such collateral shall be held by the Administrative Agent in a separate interest-bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Facility LCs (the “Facility LC Collateral Account”) and retained by the Administrative Agent for the benefit of the Lenders and the LC Issuer as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Facility LCs. Such amounts shall be applied to reimburse the LC Issuer for drawings or payments under or pursuant to Facility LCs , or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. Amounts remaining in any Facility LC Collateral Account established pursuant to this Section 2.19.12 which are not applied to reimburse an LC Issuer for amounts actually paid or to be paid by such LC Issuer in respect of a Facility LC shall be returned to the Borrower within one (1) Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such Facility LC Collateral Account).
          2.19.13. Transitional Letters of Credit. Schedule 2.19.13 contains a schedule of certain Letters of Credit issued for the account of the Borrower prior to the date of this Agreement pursuant to the Existing Credit Agreement. Subject to the satisfaction of the applicable conditions contained in Section 4.1, from and after the date of this Agreement such Letters of Credit shall be deemed to be Facility LCs issued pursuant to this Section 2.19 for all purposes hereunder. For purposes of clarification, each term or provision applicable to the issuance of a Facility LC shall be deemed to include the deemed issuance of the Letters of Credit listed on Schedule 2.19.13.

     2.20. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.21. Lending Installations. Each Lender will book its Loans at the appropriate Lending Installation listed on Schedule 4 or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.21. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.22. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.23. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article 2 and Article 4 with respect to any Advance to be made in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.14, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.
     2.24. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Chicago office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
     2.25. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if any Lender shall have failed to fund its Pro Rata Share of any Advance requested by the Borrower or to fund a Revolving Loan in order to repay a Swing Line Loan which such Lender is obligated to fund under the terms of this Agreement or if any Lender has failed to consent to a waiver or amendment hereto which has otherwise been consented to by the Required Lenders or would have been approved had such Lender voted for such waiver or amendment (any such Lender being referred to herein as an “Affected Lender”), then the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
     2.26. Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.26 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.26, even if such provision declares that it controls. As used in this Section 2.26, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Illinois or the applicable laws (if any) of the United States or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
ARTICLE 3.
YIELD PROTECTION; TAXES
     3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any rule, regulation, policy, guideline or directive by a Governmental Authority, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive of any such Governmental Authority, central bank or comparable agency:
(a)	subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or

(b)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(c)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender, or the LC Issuer, as the case may be, the

Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.
     3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer reasonably determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk Based Capital Guidelines or (ii) any adoption of or change in any other law, rule, regulation, policy, guideline, interpretation, or directive by a Governmental Authority after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender, the LC Issuer or any Lending Installation. “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive of a Governmental Authority or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.
     3.5. Taxes.

          3.5.1. No Offset for Taxes. All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the IC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
          3.5.2. Payment of Other Taxes. In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
          3.5.3. Tax Indemnity. The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.
          3.5.4. Non-U.S. Lenders. Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
          3.5.5. Exception to Tax Indemnity. For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to Section 3.5.4, above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5.4, above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
          3.5.6. Additional Documentation. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          3.5.7. Administrative Agent Indemnification. If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5.7 shall survive the payment of the Obligations and termination of this Agreement.
     3.6. Alternate Lending Installations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such

Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE 4.
CONDITIONS PRECEDENT
     4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:
          (a) Copies of the certificate of incorporation (or analogous organizational document(s)) of each of the Borrower and each Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation;
          (b) Copies, certified by the Secretary or Assistant Secretary of each of the Borrower and each Guarantor, of its respective bylaws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or such Guarantor (as applicable) is a party (or analogous documents);
          (c) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or such Guarantor authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
          (d) A written opinion of the Borrower’s and Guarantors’ counsel, addressed to the Lenders, in substantially the form of Exhibit A;
          (e) A certificate, signed by the Chief Financial Officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing;
          (f) Any Notes requested by a Lender pursuant to Section 2.16 payable to the order of each such requesting Lender;
          (g) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

          (h) If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application;
          (i) The insurance certificate described in Section 5.19;
          (j) The Administrative Agent shall have determined that (a) since December 2, 2006, there has been no material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would be likely to impair materially syndication of the Loans hereunder and (b) the Borrower has fully cooperated with the Administrative Agent’s syndication efforts including, without limitation, by providing the Administrative Agent with information regarding the Borrower’s operations and prospects and such other information as the Administrative Agent reasonably deems necessary to successfully syndicate the Loans hereunder;
          (k) Evidence that (i) the Borrower shall have paid in full all principal of and interest accrued on the outstanding loans under the Existing Credit Agreement and all fees, expenses and other amounts owing by the Borrower thereunder and (ii) the Commitments (as defined in the Existing Credit Agreement) have terminated; and
          (l) Such other documents as any Lender or its counsel may have reasonably requested.
     4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:
          (a) There exists no Default or Unmatured Default;
          (b) The representations and warranties contained in Article 5 (exclusive of Section 5.5) are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and
          (c) All legal matters incident to the making of such Credit Extension shall be reasonably satisfactory to the Lenders and their counsel.
          (d) Each Borrowing Notice, Swing Line Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower and each Guarantor that the conditions contained in Sections 4.2(a) and 4.2(b) have been satisfied. Any Lender may require a duly completed compliance certificate confirming the foregoing in substantially the form of Exhibit B as a condition to making a Credit Extension.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:

     5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, limited liability company or limited partnership (or, in the case of Foreign Subsidiaries, similar type of Person), duly and properly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Borrower and its Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction were such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, bylaws or other applicable organizational documents, or (iii) the provisions of any indenture or material instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder (other than violations or defaults that could not reasonably be expected to have a Material Adverse Effect), or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4. Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 2, 2006, reported on by its independent public accountants. Such financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

     5.5. Material Adverse Change. Since December 2, 2006 there has been no change in the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP consistently applied and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 3, 2005. No tax Liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7. Litigation and Contingent Obligations. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 2, 2006, and in Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
     5.8. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable. The Domestic Subsidiaries having total assets of not less than 95% of the total assets of all Domestic Subsidiaries are Guarantors.
     5.9. ERISA. At December 1, 2007, the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed $30,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans which could reasonably be expected to have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, and each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified.

     5.10. Accuracy of Information. No written information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading (it being understood that with respect to projections, such projections are good faith estimates based on assumptions believed to be reasonable by the Borrower at the time of delivery of such projections to the Administrative Agent and the Lenders and that no assurances can be given that the results set forth in the projections will actually be obtained).
     5.11. [Reserved.]
     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any Material Indebtedness Agreement.
     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
     5.14. Ownership of Properties. Except as set forth on Schedule 2, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all material Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries, other than defects in title that could not reasonably be expected to have a Material Adverse Effect.
     5.15. Prohibited Transactions. Neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider and evaluate the effect of Environmental Laws upon in the operation of the Borrower’s and each of the Borrower’s Subsidiary’s businesses and periodically evaluate compliance by Borrower and each Subsidiary with all applicable Environmental Laws. On the basis of such consideration and evaluation, and taking into account environmental insurance coverage obtained by the Borrower, Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.16 and except with respect to any other matters that, individually or in the aggregate, and taking into account environmental insurance coverage obtained by the Borrower, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any material permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, (iv) has received written notice that any of its operations are not in material compliance with the requirements of applicable Environmental Laws or are the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material or (v) knows of any basis for any material Environmental Liability not covered by environmental insurance benefiting the Borrower.
     5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.18. Post Retirement Benefits. The present value of the expected cost of post retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as determined in accordance with GAAP, does not exceed $15,000,000, except for the amount of any post-retirement medical and insurance benefit obligations assumed by the Borrower or one of its Subsidiaries in connection with acquisitions permitted under this Agreement which, when aggregated with the other post-retirement medical and insurance benefit obligations to which the Borrower and its Subsidiaries are subject, could not reasonably be expected to have a Material Adverse Effect.
     5.19. Insurance. The Borrower will insure and keep insured, and will cause each of its Subsidiaries to insure and keep insured, with good and responsible insurance companies, all material insurable Property owned by it of a character and to the extent usually insured (subject to self insured retentions and deductibles) in accordance with reasonable business practices as determined in good faith by management of the Borrower. To the extent usually insured against (subject to self-insured retentions and deductibles) in accordance with reasonable business practices as determined in good faith by management of the Borrower, the Borrower will also insure, and cause each of its Subsidiaries to insure other hazards and risks (including employers’ and public and product liability risks) with good and responsible insurance companies. The certificate signed by the Chief Executive Officer or Chief Financial Officer of the Borrower, that attests to the existence of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Administrative Agent and the Lenders, is complete and accurate in all material respects. This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, and deductibles. This summary also includes similar information, and describes any reserves, relating to any self insurance program that is in effect.
ARTICLE 6.
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will, and will cause each of its Subsidiaries to, maintain books and records including a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP, and the Borrower will furnish to the Lenders:
          (a) Within 90 days after the close of each of its fiscal years, (or such lesser number of days within which the Borrower shall be required to file (or under the SEC’s Rule 12b-25 or any successor shall be deemed to have timely filed) its Annual Report on Form 10-K for such fiscal year with the SEC), the audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and certified by the Chief Financial Officer to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
          (b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years (or such lesser number of days within which the Borrower shall be required to file (or under the SEC’s Rule 12b-25 or any successor shall be deemed to have timely filed) its Quarterly Report on Form 10-Q for such fiscal quarter with the SEC), the unaudited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the same period of the previous fiscal year, all certified by the Chief Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
          (c) As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.
          (d) Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its Chief Financial Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
          (e) As soon as possible and in any event within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (f) As soon as possible and in any event within 10 Business Days after receipt by the Borrower, a copy of (i) any written notice or claim from a Governmental Authority to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment, (ii) any written notice alleging any violation of any federal, state or local Environmental Law by the Borrower or any of its Subsidiaries, and (iii) any notice that Borrower or any Subsidiary is the subject of an investigation by any governmental or quasi-governmental authority relating to the use, disposal or treatment of any Hazardous Material or compliance by Borrower or any Subsidiary with any applicable Environmental Law.
          (g) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
          (h) Promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the Chief Executive Officer and Chief Financial Officer of the Borrower, registration statements and other publicly available materials filed by the Borrower or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than exhibits to any of the foregoing which are too voluminous to furnish and which are made available by the Borrower or any of its Subsidiaries on EDGAR Online or such Person’s website and any registration statement on Form S-8 or its equivalent) and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Borrower to its shareholders generally.
          (i) Promptly following receipt thereof, a copy of any exception reports provided by the Borrower’s public accountants.
          (j) Such other information (including non financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
As to any information contained in materials furnished pursuant to Section 6.1(h), the Borrower shall not be separately required to furnish such information under Section 6.1(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.1(a) and (b) at the times specified therein. Documents required to be delivered pursuant to Section 6.1(a), (b), (g), and (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on EDGAR Online, the Borrower’s website or another website; provided that: (i) if any Lender so requests, the Borrower shall deliver paper copies of such documents to such Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lenders of the posting of any such documents.
     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to repay existing Indebtedness and for general corporate purposes and for working capital purposes. The Borrower will not, nor will it permit any

Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U.
     6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except, in each case, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct in all material respects United States federal and applicable material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP consistently applied.
     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (subject to self-insured retentions and deductibles) and covering such risks (including employers’ and public and product liability risks) as are consistent with sound business practice, and the Borrower will furnish to the Administrative Agent upon request full information as to the insurance carried.
     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws; provided, however, that neither the Borrower nor any Subsidiary shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefore on the books of the Borrower or such Subsidiary, as the case may be, or (y) the failure to comply therewith is not reasonably expected to have, in the aggregate, a Material Adverse Effect.
     6.8. Maintenance of Properties. Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 6.8 shall prevent the

Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiary.
     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and Administrative Agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The Borrower shall not be liable under Section 9.6.1 hereof for the cost of any action taken solely under the authority of this Section unless such action has been taken upon the occurrence and during the continuation of any Default.
     6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding or effect any transaction that has a substantially similar effect, except that (i) any Subsidiary may declare and pay dividends or make distributions ratably to the holders of its Equity Interests, (ii) the Borrower may declare and pay dividends on its capital stock provided that no Default or Unmatured Default shall exist before or after giving effect to such dividends or be created as a result thereof; (iii) the Borrower or any Subsidiary may declare and pay dividends to a partner in any partnership or joint venture as permitted under Section 6.14; and (iv) pursuant to a open-market stock repurchase program approved in advance by its Board of Directors, the Borrower may repurchase Common Stock in an aggregate amount which could not reasonably be expected to cause a Material Adverse Effect.
     6.11. Secured Indebtedness. The aggregate amount of all Secured Indebtedness of Borrower and all Subsidiaries shall not equal or exceed at any time during the term of this Agreement, 30% of Consolidated Net Worth.
     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except:
          (a) a merger or consolidation of a Domestic Subsidiary or a Foreign Subsidiary with the Borrower or with a Domestic Subsidiary, or a merger or consolidation of a Foreign Subsidiary with a Foreign Subsidiary;
          (b) a merger or consolidation of a Domestic Subsidiary (or a transfer of assets contained therein) with a Foreign Subsidiary; provided, that the total assets of all Domestic Subsidiaries which are merged into (or whose assets are transferred to) Foreign Subsidiaries at any time during the term of this Agreement shall not exceed 30% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis on the date of such merger or transfer; or

          (c) A merger or consolidation of a Domestic Subsidiary or Foreign Subsidiary for the purpose of effecting a transaction described in Section 6.14(f).
     6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
          (a) Sales of inventory in the ordinary course of business, and dispositions of obsolete, worn-out or other assets no longer used or useful in the business of the Borrower and its Subsidiaries; or
          (b) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, other than dispositions of unwanted assets that were acquired in connection with an acquisition, provided such disposition (i) is completed on fair and reasonable terms no less favorable to the Borrower or a Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and (ii) occurs within a reasonable period of time after completion of such acquisition.
     6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
          (a) Cash Equivalent Investments;
          (b) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 1;
          (c) ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;
          (d) endorsement of negotiable instruments for collection in the ordinary course of business;
          (e) loans and advances to (i) non-executive employees in the ordinary course of business for travel, relocation and similar purposes and (ii) executive employees in the ordinary course of business for travel;
          (f) acquisitions of all or any substantial part of the assets or business of or investments in any other joint venture, corporation, partnership or limited liability company or division thereof engaged in a line of business reasonably related or complementary to that of the Borrower and its Subsidiaries, or of a majority of the Voting Stock of such a Person, or of equity interests in any joint venture, corporation, limited liability company or partnership which does not become a Subsidiary as a result of such acquisition but is engaged (or promptly after such acquisition will be engaged) in a line of business reasonably related or complimentary to that of the Borrower and its Subsidiaries, provided that (i) no Default exists or would exist after giving effect to such acquisition and (ii) the Board of Directors or other governing body of such joint venture, limited liability company, corporation or partnership whose Property, or Voting Stock or other interests in which, are being so acquired has approved the terms of such acquisition;
          (g) liabilities in respect of letters of credit securing Permitted Industrial Revenue Bond Liabilities and Facility LCs;
          (h) Investments in a Person that, prior to the making of such Investment, is a Subsidiary and a Guarantor; or
          (i) investments not otherwise permitted under this Section 6.14 in an aggregate amount not exceeding $50,000,000 at any time during the term of this Agreement.
     6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP consistently applied shall have been set aside on its books;
          (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
          (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
          (d) Utility easements, building restrictions and such other encumbrances or charges against or restrictions on real property as are of a nature commonly existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or materially interfere with the use thereof in the business of the Borrower or its Subsidiaries;
          (e) Liens existing on the date hereof and described in Schedule 2;
          (f) Liens arising out of judgments or awards against the Borrower or any Subsidiary, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which Borrower shall have obtained a stay of execution pending such appeal of proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time;

          (g) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to the Borrower or to another Subsidiary so long as the obligation to secure is not related to any obligation (other than obligations hereunder) of the Borrower or such other Subsidiary to any other Person;
          (h) Any extension, renewal or replacement (or successive extension, renewals or replacements) in whole or in part of any Lien referred to in the foregoing sections (a) through (g), inclusive, provided that the principal amount of the Indebtedness or other obligations secured thereby shall not exceed the principal amount of Indebtedness or other obligations so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced;
          (i) Liens securing Permitted Industrial Revenue Bond Liabilities, provided that any such Lien shall apply only to the real property and machinery and equipment comprising the manufacturing facility financed, in whole or in party, with the proceeds of the applicable Permitted Industrial Revenue Bond;
          (j) Liens on the assets of Persons which become Subsidiaries after the date of this Agreement; provided that such Liens existed at the time the respective Person became a Subsidiary and were not created in anticipation thereof; or
          (k) Liens securing Secured Indebtedness.
     6.16. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms length transaction; provided, however, that the foregoing shall not apply to transactions exclusively between and among the Borrower and its Subsidiaries.
     6.17. Letters of Credit and Third-Party Bonds. The Borrower will not, nor will it permit any Subsidiary to, become liable in respect of any Letter of Credit or in respect of any third-party bond obtained for purposes of assuring payment or performance of an obligation of the Borrower or a Subsidiary other than (a) Permitted Industrial Revenue Bond Liabilities, (b) Facility LCs and (c) (i) other Letters of Credit, (ii) similar bank guarantees or assurances and (iii) third-party bond obligations assuring payment or performance of obligations of the Borrower and its Subsidiaries entered into or incurred in the ordinary course of business; provided that the aggregate liability of the Borrower and its Subsidiaries in respect of Letters of Credit, similar bank guarantees or assurances, third-party bonds and other liabilities incurred in reliance on clause (c) and outstanding at any one time shall not exceed $75,000,000.
     6.18. Financial Covenants.
          6.18.1. Interest Coverage Ratio. The Borrower will not permit the ratio of (i) Consolidated EBIT to (ii) Consolidated Net Interest Expense to be less than 3.0 to 1.0 determined as of the end of each of its fiscal quarters for the then most recently ended period of four consecutive fiscal quarters.
          6.18.2. Leverage Ratio. The Borrower will not permit its Leverage Ratio to be greater than 3.0 to 1.0 determined as the end of each of its fiscal quarters for the then most recently ended period of four consecutive fiscal quarters.
          6.18.3. Adjustments to Financial Ratios. In computing ratios and amounts for purposes of this Section 6.18, any asset impairment adjustment required by Statement of Financial Accounting Standards # 141 or #142 (SFAS #141 or SFAS #142) or any adjustment to pension assets required by Statement of Financial Accounting Standards # 87 (or interpretations or modifications thereof) resulting in a charge to earnings or a write-down of shareholders’ equity will be added back, in an amount not to exceed $124,000,000, for purposes of determining whether the Borrower has breached such financial covenants.
     6.19. Existence; Subsidiary Guarantees. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence; provided that nothing in this Section shall prevent mergers and consolidations permitted by Section 6.12 hereof or the discontinuation of the corporate existence of any Subsidiary if discontinuance of such Subsidiary is desirable in the conduct of the Borrower’s business; provided that the aggregate assets of all Subsidiaries whose corporate existence is discontinued during any fiscal year may not exceed 20% of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) as of the end of the immediately preceding fiscal year. As a condition to establishing or acquiring any Subsidiary and within 45 days after a corporation, joint venture, partnership or limited liability company otherwise becomes a Subsidiary, unless the Required Lenders otherwise agree, the Borrower shall (i) notify Administrative Agent of the creation, acquisition or establishment of each Subsidiary; (ii) cause such Domestic Subsidiary to execute a Subsidiary Guarantee Agreement unless such Domestic Subsidiary shall not be required to become a Guarantor pursuant to the last sentence in Section 5.8; (iii) cause such Domestic Subsidiary, if so required, to deliver documentation similar to that described in Sections 4.1(a) through (d) relating to the authorization for, execution and delivery of, and validity of such Subsidiary’s obligations as a Guarantor under the Subsidiary Guaranty Agreement, in form and substance reasonably satisfactory to Administrative Agent; and (iv) if necessary, deliver an updated Schedule 1 to reflect the new Subsidiary.
     6.20. Change in Fiscal Year. Borrower will not change its fiscal year from its present basis without the prior written consent of Administrative Agent.
ARTICLE 7.
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.
     7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.4, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18.1, 6.18.2, or 6.20.
     7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent unless such default, in the reasonable discretion of the Administrative Agent, materially, adversely and imminently affects the ability of the Lenders to collect the Obligations, in which case, such Default shall be cured within five days after written notice from the Administrative Agent.
     7.5. Any default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
     7.6. There shall occur under any Rate Management Transaction, an early termination date (as provided for in any agreement with respect to such Rate Management Transaction) resulting from (a) any default under such agreement as to which the Borrower or any Subsidiary is the defaulting party (as determined in accordance with such agreement); or (b) any termination event (as determined in accordance with such agreement) as to which the Borrower or any Subsidiary is an affected party (as defined in said agreement), and in either event, the Rate Management Obligations of the Borrower or such Subsidiary due and payable as a result thereof is $10,000,000 or more.
     7.7. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.8.
     7.8. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.7(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
     7.9. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.10. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.11. (i) Any Reportable Event shall occur in connection with any Plan; (ii) the Borrower or any Subsidiary shall file a notice of intent under Title IV of ERISA to terminate a Plan or Plans having aggregate Unfunded Liabilities of all Single Employer Plans attributable to the Borrower or any Subsidiary in excess of $10,000,000 (collectively, a “Material Plan”); (iii) any plan administrator or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; (iv) a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.
     7.12. Any Change in Control shall occur.
     7.13. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.

     7.14. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect.
     7.15. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
     7.16. Any Guaranty is not in full force and effect with respect to all parties thereto, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party or shall give notice to such effect.
ARTICLE 8.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration; Termination of Extensions of Facility LCs.
          8.1.1. If any Default in Section 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount equal to the LC Obligations in immediately available funds, which funds shall be held in the Facility LC Collateral Account at the Administrative Agent’s office at the address specified pursuant to Article 13, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in this Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase Bank, National Association having a maturity not exceeding 30 days or as provided in Section 2.19.12.
          8.1.2. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent an amount equal to the LC Obligations, which funds shall be deposited in the Facility LC Collateral Account.
          8.1.3. The Administrative Agent may at any time or from time to time while any Default is continuing and after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.
          8.1.4. At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
     8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:
          (a) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto;
          (b) Reduce the percentage specified in the definition of Required Lenders;
          (c) Extend the Facility Termination Date or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment (except as expressly provided herein), the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement or release all or substantially all of the Guarantors; or
          (d) Amend this Section 8.2.
In addition, notwithstanding the foregoing, the consent of a Lender to an amendment (or amendment and restatement) of this Agreement shall not be required if, upon giving effect to such amendment (or amendment and restatement), such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitment of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.1, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such amendment or amendment and restatement), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer, the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the LC Issuer or the Swing Line Lender, as the case may be. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.
     8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.
ARTICLE 9.
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative

Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.
     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6. Expenses; Indemnification.
          9.6.1. Expenses. The Borrower shall reimburse the Administrative Agent and the Arranger for all reasonable costs, internal charges and out of pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out of pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, reasonable costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time JPMorgan Chase Bank, National Association may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by JPMorgan Chase Bank, National Association from information furnished to it by or on behalf of the Borrower, after JPMorgan Chase Bank, National Association has exercised its rights of inspection pursuant to this Agreement. The Administrative Agent shall furnish to the Borrower copies of invoices and billing records relating to all costs and expenses being reimbursed.
          9.6.2. Indemnification. The Borrower hereby agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer and each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer or any

Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification; provided, that the Borrower shall not have any obligation to indemnify the Administrative Agent, the Arranger, the LC Issuer or any Lender hereunder with respect to any liabilities arising out of legal proceedings commenced against a Lender by another Lender or its assignee to the extent such proceedings relate solely to disputes arising from matters not relating to Borrower or any Subsidiary. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP consistently applied, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Administrative Agent, the

Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Borrower, the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each of the Borrower, the Administrative Agent, the Arranger, the LC Issuer and any Lender hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any other Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) to any Person as required in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties and (g) permitted by Section 12.4.
     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Credit Exposure provided for herein.
     9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMorgan Chase Bank, National Association and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
ARTICLE 10.
THE ADMINISTRATIVE AGENT
     10.1. Appointment; Nature of Relationship. JPMorgan Chase Bank, National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 10. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (y) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the

Administrative Agent and (z) any indemnification required pursuant to Section 10.7 shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, which successor Administrative Agent shall be subject to the approval of the Borrower (not to be delayed or withheld unreasonably) so long as no Default has occurred and is continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative

Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     10.13. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated October 26, 2007 or as otherwise agreed from time to time.
     10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, Administrative Agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.
ARTICLE 11.
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.
     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such

Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE 12.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2.1. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2. Participations.
          12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) with the consent of the Borrower (which shall not be unreasonably withheld) unless a Default shall occur and is continuing, in which case the Borrower’s consent shall not be required, participating interests in any Outstanding Credit

Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.
          12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
     12.3. Assignments.
          12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
          12.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent and the LC Issuer shall be required prior to any assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.
          12.3.3. Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
          12.3.4. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose in good faith to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.4.
     12.6. Prohibition Regarding Certain Transferees. Notwithstanding any of the foregoing, no Transferee may be a Person who is engaged (or whose Subsidiaries or Affiliates are engaged) in a business that competes with a business in which the Borrower or any of its Subsidiaries or Affiliates are engaged.
ARTICLE 13.
NOTICES
     13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices and as permitted by Section 6.1, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (y) if given by mail, 3 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (z) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.
     13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE 14.
COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.
ARTICLE 15.
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2. CONSENT TO JURISDICTION. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY IRREVOCABLY SUBMIT TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
Signature Pages Follow

     IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

CLARCOR INC.

		By:	/s/ Bruce A. Klein

Bruce A. Klein
Vice President — Finance and Chief Financial Officer

840 Crescent Centre Drive Suite 600 Franklin, Tennessee 37067 Attention: Bruce A. Klein Telephone: (615) 771-3091 FAX: (615) 771-4065

Commitment $50,000,000	Percentage 20%	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, Individually as a Lender and as Administrative Agent, Swing Line Lender and LC Issuer

		By:	/s/ Betsy Makris

Betsy Makris Vice President

6000 East State Street Rockford, Illinois 61108 Attention: Betsy Makris Telephone: (815) 394-4620 FAX: (815) 394-1889
Signature Pages of Other Lenders Follows

Signature Page to Credit Agreement

Commitment	Percentage
$40,000,000	16%	BANK OF AMERICA, N.A., Individually as a Lender and as Syndication Agent

		By:	/s/ Jonathan M. Phillips

		Title:	Vice President

231 S. LaSalle Street Suite/Floor: I11-231-06-46 Chicago, Illinois 60697
Attention: Jonathan M. Phillips, Vice President Telephone: (312) 828-8997 FAX: (312) 974-0761

Signature Page to Credit Agreement

Commitment	Percentage
$40,000,000	16%	U.S. BANK, NATIONAL ASSOCIATION, as Documentation Agent

		By:	/s/ Frances Josephic

		Title:	Vice President

425 Walnut Street Suite/Floor: CN-OH-W8 Cincinnati, OH 45202 Attention: Frances Josephic, Vice President Telephone: (513) 762-8973 FAX: (513) 632-2068

Signature Page to Credit Agreement

Commitment	Percentage
$40,000,000	16%	FIFTH THIRD BANK, an Ohio Banking Corporation, as Documentation Agent

		By:	/s/ John K. Perez

		Title:	Vice President

424 Church Street, Suite 600 Mail Drop: LITFC6B Nashville, TN 37219 Attention: John K. Perez, Vice President Telephone: (615) 687-3043 FAX: (615) 687-3089

Signature Page to Credit Agreement

Commitment	Percentage
$25,000,000	10%	NATIONAL CITY BANK, as Co-Agent

		By:	/s/ Michael Leong

		Title:	Vice President

1 North Franklin Suite: 2000 Chicago, Illinois 60606 Attention: Michael Leong, Vice President Telephone: (312) 384-4654 FAX: (312) 384-4666

Signature Page to Credit Agreement

Commitment	Percentage
$20,000,000	8%	THE NORTHERN TRUST COMPANY

		By:	/s/ Kanika Agarwal

		Title:	Second Vice President

50 S. LaSalle Street Suite/Floor: L-8 Chicago, Illinois 60675 Attention: Kanika Agarwal, Second Vice President Telephone: (312) 557-3172 FAX: (312) 444-7028

Signature Page to Credit Agreement

Commitment	Percentage
$20,000,000	8%	REGIONS BANK

		By:	/s/ Daniel Grant

		Title:	Senior Vice President

315 Deaderick St., 3rd Floor Nashville, TN 37237 Attention: Daniel Grant

Telephone: (615) 770-4370 FAX: (615) 748-2812

Signature Page to Credit Agreement

Commitment	Percentage
$15,000,000	6%	CITIZENS BANK OF PENNSYLVANIA

		By:	/s/ Clifford A. Mull

		Title:	Vice President

Attention: Clifford A. Mull

Telephone: (412) 867-2432 FAX: (412) 552-6306

PRICING SCHEDULE

APPLICABLE MARGIN/	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
APPLICABLE FEE RATE	STATUS	STATUS	STATUS	STATUS	STATUS
Eurocurrency Rate	0.30%	0.40%	0.50%	0.625%	0.875%
Alternate Base Rate	-0.25%	-0.25%	-0.25%	-0.25%	-0.25%
L/C Fee	0.30%	0.40%	0.50%	0.625%	0.875%
Commitment Fee	0.07%	0.08%	0.10%	0.125%	0.175%
For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1 of this Agreement.
     “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio determined in accordance with Section 6.18.2 of this Agreement is less than or equal to 1.00 to 1.00.
     “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio determined in accordance with Section 6.18.2 of this Agreement is less than or equal to 1.50 to 1.00.
     “Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio determined in accordance with Section 6.18.2 of this Agreement is less than or equal to 2.00 to 1.00.
     “Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II or Level III Status and (ii) the Leverage Ratio determined in accordance with Section 6.18.2 of this Agreement is less than or equal to 2.50 to 1.00.
     “Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III or Level IV Status.
     “Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective three Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until three days after such Financials are so delivered.

     Notwithstanding the foregoing, Pricing Level I shall be deemed to be applicable until the Administrative Agent’s receipt of the Financials for the Borrower’s fiscal quarter ending on or about December 1, 2007 (unless such Financials demonstrate that Pricing Level II, III, IV or V should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

EXHIBIT A
FORM OF OPINION
[See attached]

EXHIBIT B
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of                    , 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) among CLARCOR Inc., a Delaware corporation (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                      of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the third day following the delivery hereof.
     6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ___, 20___.

CLARCOR INC.

By:

Bruce A. Klein
Vice President-Finance and Chief Financial Officer

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _____, 20__ with
Sections 6.18.1 and 6.18.2 of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE
Borrower’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXHIBIT C
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and Swing Line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:		and is an Affiliate/Approved

Fund of [identify Lender] [1]

3.	Borrower(s):

4.	Administrative Agent:		, as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement:
The [amount] Credit Agreement dated as of                      among [name of Borrower(s)], the Lenders party thereto, [name of Administrative Agent], as Administrative Agent, and the other Administrative Agents party thereto.

[1]	Select as applicable.

6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders*	Assigned*	Commitment/Loans[2]
[3]	$	$		%
	$	$		%
	$	$		%
7. Trade Date:                                                              4
Effective Date:                                         , 20 ___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:
[Consented to and]5 Accepted
[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:

Title:
[Consented to:]6

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)

[4]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.
[NAME OF RELEVANT PARTY]

By:

Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
               1. Representations and Warranties.
               1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, Administrative Agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
               1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
               2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
               3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

ADMINISTRATIVE QUESTIONNAIRE
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)
US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT D [Intentionally Omitted.]

EXHIBIT E
NOTE
                    , 2007
     CLARCOR Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the place specified pursuant to Article 2 of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of ___, 2007 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, and the lenders party thereto, including the Lender, the LC Issuer and JPMorgan Chase Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Subsidiary Guaranty Agreement, all as more specifically described therein, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

CLARCOR INC.

By:

Bruce A. Klein
Vice President-Finance and Chief Financial Officer

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF                                         ,
DATED                     ,

	Principal	Maturity
	Amount of	of Interest	Principal	Unpaid
Date	Loan	Period	Amount Paid	Balance

EXHIBIT F
SUBSIDIARY GUARANTY
     THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of the ___ day of ___, 2007, by Baldwin Filters, Inc., a Delaware corporation, CLARCOR Air Filtration Products, Inc., a Kentucky corporation, Clark Filter, Inc., a Delaware corporation, Facet USA Inc., a Delaware corporation, J.L. Clark, Inc., a Delaware corporation, Martin Kurz & Co., Inc., a New York corporation, Perry Equipment Company, a Delaware corporation, Purolator EFP, LLC, a Delaware limited liability company, Purolator Facet, Inc., a Delaware corporation, Total Filtration Services, Inc., an Ohio corporation and United Air Specialists, Inc., an Ohio corporation (collectively, the “Subsidiary Guarantors”) in favor of the Administrative Agent, for the benefit of the Lenders, under the Credit Agreement referred to below;
WITNESSETH:
     WHEREAS, CLARCOR Inc., a Delaware corporation (the “Principal”) and JPMorgan Chase Bank, National Association, Illinois, as Administrative Agent (the “Administrative Agent”), and certain other Lenders from time to time party thereto have entered into a certain Credit Agreement dated as of even date herewith (as same may be amended or modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Principal;
     WHEREAS, it is a condition precedent to the Administrative Agent and the Lenders executing the Credit Agreement that each of the Subsidiary Guarantors execute and deliver this Guaranty whereby each of the Subsidiary Guarantors shall guarantee the payment when due, subject to Section 9 hereof, of all Guaranteed Obligations, as defined below; and
     WHEREAS, in consideration of the financial and other support that the Principal has provided, and such financial and other support as the Principal may in the future provide, to the Subsidiary Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and the Lenders and their Affiliates to enter into one or more Rate Management Transactions with the Principal, and because each Subsidiary Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Subsidiary Guarantors is willing to guarantee the obligations of the Principal under the Credit Agreement, any Note, any Rate Management Transaction, and the other Loan Documents;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1.1. Selected Terms Used Herein.
     “Guaranteed Obligations” is defined in Section 3 below.

     SECTION 1.2. Terms in Credit Agreement. Other capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.
     SECTION 2.1. Representations and Warranties. Each of the Subsidiary Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed upon each Borrowing Date under the Credit Agreement) that:
          (a) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
          (b) It has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          (c) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its subsidiaries or (ii) its articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture or material instrument or agreement to which it or any of its subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder (other than violations or defaults that could not reasonably be expected to have a Material Adverse Effect), or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Subsidiary Guarantor or a subsidiary thereof pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it or any of its subsidiaries, is required to be obtained by it or any of its subsidiaries in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty.
     SECTION 2.2. Covenants. Each of the Subsidiary Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement, any Rate Management Transaction remains in effect or any of the Guaranteed Obligations shall remain unpaid, that it will, and, if necessary, will enable the Principal to, fully comply with those covenants and agreements set forth in the Credit Agreement.

     SECTION 3. The Guaranty. Subject to Section 9 hereof, each of the Subsidiary Guarantors hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations and the Rate Management Obligations, including without limitation any such Obligations or Rate Management Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9 hereof, being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Principal to pay punctually any such amount (including without limitation any Reimbursement Obligation), each of the Subsidiary Guarantors agrees that it shall forthwith on demand pay to the Administrative Agent for the benefit of the Lenders and, if applicable, their Affiliates, the amount not so paid at the place and in the manner specified in the Credit Agreement, any Note, any Rate Management Transaction or the relevant Loan Document, as the case may be. Each Subsidiary Guarantor is and shall be severally liable for payment and performance in full of all Guaranteed Obligations. This Guaranty is a guaranty of payment and not of collection. Each of the Subsidiary Guarantors waives any right to require the Administrative Agent and/or the Lenders to sue the Principal, any other Subsidiary Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations, prior to enforcing its rights hereunder.
     SECTION 4. Guaranty Unconditional. Subject to Section 9 hereof, the obligations of each of the Subsidiary Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;
(ii) any modification or amendment of or supplement to the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document;
(iii) any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Principal under the Credit Agreement, any Note, any Rate Management Transaction, any other Loan Document, or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Administrative Agent, any Lender or any Affiliate of any Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;
(iv) any change in the corporate existence, structure or ownership of the Principal, any other Subsidiary Guarantor, or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Principal, any other Subsidiary Guarantor, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Principal, or any other guarantor of any of the Guaranteed Obligations;

(v) the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Principal, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;
(vi) any invalidity or unenforceability relating to or against the Principal, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Rate Management Transaction, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Principal, or any other guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable by the Principal under the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document; or
(vii) any other act or omission to act or delay of any kind by the Principal, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder.
     SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full, the Commitments under the Credit Agreement shall have terminated or expired and all Rate Management Transactions have terminated or expired. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Principal or any other party under the Credit Agreement, any Rate Management Transaction or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Principal or otherwise, each of the Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
     SECTION 6. Waivers. Each of the Subsidiary Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Principal, any other guarantor of any of the Guaranteed Obligations, or any other Person.
     SECTION 7. Subrogation. Each of the Subsidiary Guarantors hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Principal arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Subsidiary Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full, any commitment to lend under the Credit Agreement and any other Loan Documents is terminated and all Rate Management Transactions have terminated or expired.

     SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Principal, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders, to the extent permitted by applicable law.
     SECTION 9. Limitation on Obligations. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if and to the extent the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and none of the Subsidiary Guarantors or any other person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.
     (b) Each of the Subsidiary Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.
     (c) In the event any Subsidiary Guarantor (a “Paying Subsidiary Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Subsidiary Guarantor. For the purposes hereof, each Non-Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Principal after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate

Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantors, the aggregate amount of all monies received by such Subsidiary Guarantors from the Principal after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 9 (c) shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each of the Subsidiary Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of both the Administrative Agent and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     SECTION 10. Application of Payments. All payments received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
     (a) FIRST, to payment of all costs and expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Administrative Agent in connection with any collateral securing the Guaranteed Obligations;
     (b) SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the provisions of the Credit Agreement;
     (c) THIRD, to payment of the principal of the Guaranteed Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from the Borrower to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the terms of the Credit Agreement; and
     (d) FOURTH, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to each of them.
     SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given or made by telecopier or other writing and telecopied, or mailed or delivered to the intended recipient at its address or telecopier number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of Article XIII of the Credit Agreement. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.

     SECTION 12. No Waivers. No failure or delay by the Administrative Agent or any Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Note, any Rate Management Transaction and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 13. No Duty to Advise. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Principal’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Subsidiary Guarantors assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent nor any Lender has any duty to advise any of the Subsidiary Guarantors of information known to it regarding those circumstances or risks.
     SECTION 14. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note, any Rate Management Transaction, or the other Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and permitted assigns.
     SECTION 15. Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Subsidiary Guarantors and the Administrative Agent with the consent of the Required Lenders.
     SECTION 16. Costs of Enforcement. Each of the Subsidiary Guarantors agrees to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys’ fees and expenses paid or incurred by the Administrative Agent or any Lender or any Affiliate of any Lender in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Principal, the Subsidiary Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.
     SECTION 17. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS. EACH OF THE SUBSIDIARY GUARANTORS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS AND FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, ANY OF THE OTHER LOAN DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SUBSIDIARY GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH

PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS ACCEPTING THIS GUARANTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     SECTION 18. Taxes. etc. All payments required to be made by any of the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if any of the Subsidiary Guarantors is required by law to make such deduction or withholding, such Subsidiary Guarantor shall forthwith (i) pay to the Administrative Agent or any Lender, as applicable, such additional amount as results in the net amount received by the Administrative Agent or any Lender, as applicable, equaling the full amount which would have been received by the Administrative Agent or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Administrative Agent or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.
     SECTION 19. Setoff. Without limiting the rights of the Administrative Agent or the Lenders under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of a Default or otherwise, then the Guarantor authorizes the Administrative Agent and the Lenders to apply any sums standing to the credit of the Guarantor with the Administrative Agent or any Lender or any Lending Installation of the Administrative Agent or any Lender toward the payment of the Guaranteed Obligations.
     SECTION 20. Foreign Currency. The specification of payment in a specific currency at a specific place and time pursuant to the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document is essential. That currency or those currencies are also the currency of account and payment under this Guaranty. If any Subsidiary Guarantor is unable for any reason to effect payment of a specific currency (other than United States currency) as required by the preceding sentence or if any Subsidiary Guarantor defaults in the payment when due of any payment of a specific currency (other than United States currency) under this Guaranty, the Administrative Agent may, at its option, require such payment to be made to the Administrative Agent’s principal office in the equivalent amount in United States currency at the Administrative Agent’s then current selling rate for electronic transfers of that currency to the place or places where the Guaranteed Obligations were payable. In the event that any payment, whether pursuant to a judgment or otherwise, does not result in payment of the amount of currency due under this Guaranty, upon conversion to the currency of account and transfer to the place specified for payment, the Administrative Agent and the Lenders have an independent cause of action against the Subsidiary Guarantors for the deficiency.

     IN WITNESS WHEREOF, each of the Subsidiary Guarantors has caused this Guaranty to be duly executed, under seal, by its authorized officer as of the day and year first above written.

Baldwin Filters, Inc.
CLARCOR Air Filtration Products, Inc.
Clark Filter, Inc.
Facet USA Inc.
J.L. Clark, Inc.
Martin Kurz & Co., Inc.
Perry Equipment Company
Purolator EFP, LLC
Purolator Facet, Inc.
Total Filtration Services, Inc.
United Air Specialists, Inc.

By:

Bruce A. Klein
Vice President and Treasurer